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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of September 2, 2004 (the "Effective Date") between PVC Container Corporation, a Delaware corporation (the "Company"), and William J. Bergen ("Executive").

                                    RECITALS:

      WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer of the Company, and Executive desires to accept employment as the President and Chief Executive Officer of the Company;

      WHEREAS, as of the Effective Date, the Company shall employ Executive on the terms and conditions set forth in this Agreement, and Executive shall be retained and employed by Company to perform such services under the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases with initial capital letters not otherwise defined herein shall have the meanings set forth in paragraph 8 hereof.

2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the "Employment Period").

3.    Position and Duties.

      (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the "Board") to expand or limit such duties, responsibilities and authority, either generally or in specific instances so long as the duties continue to be consistent with those of a President and Chief Executive Officer. During the Employment Period, Executive shall also serve as a director of the Company for so long as the Board (or a nominating committee of the Board) nominates him to that position and he is elected to it.

      (b)   Executive shall report to the Board.

      (c) During the Employment Period, Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and

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            affairs of the Company, its subsidiaries and affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

      (d) Executive shall perform Executive's duties and responsibilities principally in the Eatontown, New Jersey area and it is expected that Executive will travel from his home in Newtown Square, Pennsylvania to Eatontown, New Jersey two or three times per week.

4.    Compensation and Benefits.

      (a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company's practices as may be in effect from time to time. Executive's initial salary shall be at the rate of $240,000 per year ("Base Salary"). The Board shall review Executive's Base Salary annually and may, in its sole discretion, increase it.

      (b)   Annual Bonus.

            (i) For the fiscal year ending June 30, 2005, Executive shall be eligible to receive a bonus equal to the greater of: (A) one and one-half percent (1.5%) of any increase in the Equity Value of the Company from June 30, 2004 until June 30, 2005; and (B) $75,000. For purposes of this subparagraph (b):

                  (A) on June 30, 2004, the "Equity Value" shall be deemed to be $22,275; and

                  (B) on June 30, 2005 and at the end of each succeeding fiscal year, the "Equity Value" of the outstanding Common Stock shall be deemed to be the product of the Company's Adjusted EBITDA multiplied by 5.5, and less any Debt.

                  (C) EBITDA shall mean the Company's net income as reflected in the Company's year-end financial statement increased by the amount reflected in such year-end financial statement as expenses incurred for interest, income taxes, depreciation, amortization, management fees to Kirtland Capital Partners II L.P., compensation paid to Phillip L. Friedman for the period from June 30, 2004 to June 30, 2005, and any other non-cash charges to such net income and decreased by the amount reflected in such year-end financial statement as non-cash credits to such net income.

                  (D) Adjusted EBITDA shall mean EBITDA, excluding all extraordinary gains and losses as defined by generally accepted accounting principles (GAAP). The Board shall have the right, in its sole discretion, to determine the Company's Adjusted EBITDA and any increase or decrease in Adjusted EBITDA.

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                  (E)   Debt shall mean (a) all liabilities and obligations of
                        the Company for borrowed money, including all principal and interest owed by the Company under any debt agreements of the Company, (b) all liabilities and obligations of the Company for the deferred purchase price of property incurred outside the ordinary course of business, contingent or otherwise, as obligor, including earn-outs, non-compete payments, or other similar payments (other than trade payables), (c) all liabilities and obligations of the Company evidenced by notes, bonds, debentures or other similar instruments or under any interest rate swap agreements, (d) all liabilities and obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all liabilities and obligations of the Company as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all liabilities and obligations of the Company under acceptance, letter of credit or similar facilities or by which the Company otherwise assures a creditor against loss, other than liabilities and obligations of the Company under letters of credit created in the ordinary course of business of the Company; and (g) all Debt of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company. The Board shall have the right, in its sole discretion, to determine the Company's Debt for purposes of this paragraph 4(b).

            (ii) If the Employment Period is extended past the one (1) year anniversary of the Effective Date, Executive will be eligible for an annual bonus in future years based on the increase in the Company's Equity Value during the relevant year. The bonus will be equal to one and one-half percent (1.5%) of any increase in the Company's Equity Value and Equity Value will be calculated as set forth in paragraph (b)(i) above. The Equity Value, as calculated for the prior year's bonus, will be used as the base Equity Value for determining increases in Equity Value for the immediately subsequent year.

      (c) Expense Reimbursement. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive's duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements applicable generally with respect to reporting and documentation of such expenses. In furtherance of the foregoing, the Company shall reimburse Executive for any travel expenses (including, without limitation, mileage (per IRS guidelines), hotel and meal expenses) incurred by the Executive in connection

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            with his commuting from his home to the Company's offices in
            Eatontown, New Jersey.

      (d) Standard Executive Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other executives of the Company, in the Company's Standard Executive Benefits Package. The Company's "Standard Executive Benefits Package" means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in paragraph 6, any severance pay program or policy of the Company) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

      (e) Indemnification. With respect to Executive's acts or failures to act during the Employment Period in Executive's capacity as a director, officer, employee or agent of the Company, Executive shall be indemnified (including reasonable attorney's fees) by the Company to the extent permitted by law, and to liability insurance coverage (if any), on the same basis as other directors and officers of the Company.

      (f) Success Bonus. Notwithstanding anything to the contrary contained in this Agreement, if the shareholders of the Company realize more than $28.1 million in connection with a Change in Control of the Company, Executive shall be entitled to a lump sum payment equal in amount to three and one-half percent (3.5%) of any amount realized by the shareholders that is in excess of $28.1 million.

5.    Employment Period.

      (a) Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the first anniversary of the Effective Date. Upon expiration of the one-year Employment Period set forth in the preceding sentence, the Employment Period may be extended upon such terms as shall then be agreed to by the parties.

      (b) Notwithstanding (a) above, the Employment Period shall end early upon the first to occur of any of the following events:

            (i)   Executive's death;

            (ii) the Company's termination of Executive's employment on account of Disability;

            (iii) a Termination for Cause;

            (iv)  a Termination without Cause;

            (v)   a Termination Following a Change in Control; or

            (vi)  a Voluntary Termination.

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6.    Post-Employment Period Payments.

      (a) At the end of the Employment Period for any reason, Executive shall cease to have any rights to salary, bonus, expense reimbursements or other benefits, except that Executive shall be entitled to receive
            (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company's vacation policy but are unused, as of the end of the Employment Period, (ii) any plan benefits which by their terms extend beyond termination of Executive's employment (but only to the extent provided in any such benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in paragraph 6, any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("COBRA"). In addition, Executive shall be entitled to the additional benefits and amounts described in the succeeding subparagraphs of this paragraph 6, in the circumstances described in such subparagraphs.

      (b) If the Employment Period ends pursuant to paragraph 5 hereof on account of a Voluntary Termination or a Termination for Cause, the Company shall make no further payments to Executive except as contemplated in subparagraph (a) above.

      (c) If the Employment Period ends pursuant to paragraph 5 hereof on account of Executive's death or Disability, the Company shall make no further payments to Executive except (i) as contemplated in subparagraph (a) above and (ii) Executive (or his estate) shall be entitled to a portion of the Annual Bonus, as provided in Paragraph 4(b), for the year in which the Employment Period ends. The Annual Bonus shall be determined in accordance with Paragraph 4(b) hereof following the end of the fiscal year during which the Employment Period ends, based on the year-end audited financial statements of the Company, and shall be pro-rated for the amount of time that Executive was employed during such fiscal year (i.e., the Annual Bonus shall be multiplied by a fraction, the numerator of which is the number of days during which Executive was actively employed by the Company in the relevant fiscal year and the denominator of which is 365).

      (d) If the Employment Period ends early pursuant to paragraph 5 on account of a Termination without Cause, or if the Company fails to agree to extend the Employment Period as provided in paragraph 5(a), Executive shall be entitled to the following:

            (i) an amount equal to Executive's highest annual Base Salary during the Employment Period; and

            (ii) if Executive's employment is terminated on account of a Termination without Cause and such termination occurs during the fiscal year ending June 30, 2005, an amount equal to $75,000; or

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            (iii) if Executive's employment is terminated on account of a
                  Termination without Cause and such termination occurs during the Employment Period but after June 30, 2005 or if the Company fails to agree to extend the Employment Period as provided in paragraph 5(a), an amount equal to Executive's actual annual bonus earned for the immediately preceding fiscal year.

            All amounts payable pursuant to this paragraph 6(d) shall be made by the Company in six (6) monthly installments, beginning as soon as practicable following the end of the Employment Period.

      (e) If the Employment Period ends within one (1) year from the Effective Date pursuant to a Termination Following a Change in Control, Executive shall be entitled to receive the following:

            (i) an amount equal to Executive's highest annual Base Salary during the Employment Period;

            (ii) if the Termination Following a Change in Control occurs during the fiscal year ending June 30, 2005, an amount equal to $75,000; or

            (iii) if the Termination Following a Change in Control occurs during the Employment Period but after June 30, 2005, an amount equal to Executive's actual annual bonus for the immediately preceding fiscal year.

            All amounts payable pursuant to this paragraph 6(e) shall be made by the Company in six (6) monthly installments, beginning as soon as practicable following the end of the Employment Period.

      (f)   Notwithstanding the provisions of paragraphs 6(d) and 6(e):

            (i) It is expressly understood that the Company's payment obligations under paragraphs 6(d) and 6(e) shall cease in the event Executive breaches any of his agreements in paragraph 7 hereof.

            (ii) No payments shall be made under paragraph 6(d) or 6(e) if Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein. The Company shall begin making all payments required to be made under this Agreement within fifteen (15) days of the end of any revocation period relating to such Release Agreement.

      (g) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

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7.    Competitive Activity; Confidentiality; Nonsolicitation.

      (a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive's duties to the Company during the Employment Period, Executive will be brought into frequent contact, either in person, by telephone or through the mails, with existing and potential customers of the Company throughout the United States. Executive also agrees that trade secrets and confidential information of the Company, more fully described in paragraph 7(j) of this Agreement, gained by Executive during Executive's association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Executive not compete with the Company during the Employment Period and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

      (b) Covenants During the Employment Period. During the Employment Period, Executive will not compete with the Company anywhere within the United States. In accordance with this restriction, but without limiting its terms, during the Employment Period, Executive will not:

            (i) enter into or engage in any business which competes with the business of the Company;

            (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with, the business of the Company;

            (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

            (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the business of the Company.

      (c) Covenants Following Termination. For a period of one (1) year following the termination of Executive's employment, if Executive has received or is receiving benefits under this Agreement, Executive will not:

            (i) enter into or engage in any business which competes with the Company's business within the United States;

            (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company's business within the United States;

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            (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the United States, or attempt to do so; or

            (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company's business within the United States.

      (d) Indirect Competition. For the purposes of paragraphs 7(b) and 7(c), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive's own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive's spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

      (e) The Company. For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company .

      (f) The Company's Business. For the purposes of paragraphs 7(b), 7(c), 7(k) and 7(l), the Company's business is defined to be the manufacture and sale of plastic bottles and containers for the food, personal care and chemical markets, as further described in any and all manufacturing, marketing and sales manuals and materials of the Company as the same may be altered, amended, supplemented or otherwise changed from time to time, or of any other products or services substantially similar to or readily suitable for any such described products and services.

      (g) Extension. If it shall be judicially determined that Executive has violated any of Executive's obligations under paragraph 7(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

      (h) Non-Solicitation. Executive will not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parent, or its other subsidiary, affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary, affiliated or related companies.

      (i)   Further Covenants.

            (i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after Executive's employment with the Company, disclose, furnish, disseminate, make available or, except in the

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                  course of performing Executive's duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information before or during employment. Such confidential information shall include, without limitation, the Company's unique confidential selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive's mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive's employment with the Company (except in the course of performing Executive's duties and obligations to the Company) or after the termination of Executive's employment shall constitute a misappropriation of the Company's trade secrets.

            (ii) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in paragraph 7(j)(i) of this Agreement. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

      (j)   Discoveries and Inventions; Work Made for Hire.

            (i) Executive hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of Executive's rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company's employ, whether in the course of Executive's employment with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company

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                  was concerned during Executive's employment and made,
                  conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive's employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company's time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive's employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.

            (ii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive's employment with the Company shall be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices , e.g., "(creation date) [Company Name], All Rights Reserved," and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

      (k) Communication of Contents of Agreement. During Executive's employment and for one (1) year thereafter, Executive will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with, or represent and which is engaged in a business that is competitive to the business of the Company.

      (l) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive's obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in paragraphs 7(b), 7(c), 7(i), 7(j), 7(k) and 7(l) of this Agreement, without the necessity of proof of actual damage.

      (m) Reasonableness. Executive acknowledges that Executive's obligations under this paragraph 7 are reasonable in the context of the nature of the Company's business and the competitive injuries likely to be sustained by the Company if Executive was to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the

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            agreement of the Company to perform its obligations under this
            Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8.    Definitions.

      (a) "Cause" means that, prior to the termination of the Employment Period, Executive shall have:

            (i)    committed a felony or a fraud;

            (ii) engaged in conduct that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

            (iii) committed gross negligence or gross misconduct with respect to the Company or any of its subsidiaries or affiliates;

            (iv) repudiated this Agreement or abandoned employment with the Company;

            (v) failed to follow the directives of the Board and such failure is not cured within five (5) business days after written notice thereof to Executive from the Company;

            (vi)   breached any of the agreements in paragraph 7 hereof;

            (vii) breached a material employment policy of the Company which is not cured within five (5) business days after written notice thereof to Executive from the Company; or

            (viii) committed any other breach of this Agreement which is material and which is not cured within thirty (30) days after written notice thereof to Executive from the Company.

      (b) "Change in Control" means the occurrence of any of the following events:

            (i) Kirtland Capital Partners II L.P. and its affiliates cease to be the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding Voting Stock of the Company; or

            (ii) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a "Business Transaction"), unless, in each case, immediately following such Business Transaction Kirtland Capital Partners L.P. continues to own more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation,

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                  an entity which as a result of such transaction owns the
                  Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); or

            (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

      (c) "Disability" means Executive's having become unable (as determined by the Board in good faith), with or without reasonable accommodations, to regularly perform Executive's duties hereunder by reason of illness or incapacity.

      (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (e) "Release Agreement" means an agreement, substantially in a form approved by the Company, pursuant to which Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers.

      (f) "Termination Following a Change in Control" means the termination of Executive's employment within the six (6) month period immediately following a Change in Control:

            (i)   on account of a Termination without Cause; or

            (ii) by Executive for any of the following reasons (by means of advance written notice to the Company at least thirty (30) days prior to the effective date of such termination identifying reason or reasons for such termination):

                  (A) The Company fails to maintain Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Company and/or an affiliate of the Company, as the case may be, which Executive holds as of the Effective Date, without Executive's consent;

                  (B) There is a (A) significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which Executive holds as of the Effective Date, without Executive's consent, or (B) reduction of Executive's Base Salary, without Executive's consent, either of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from Executive of such change or reduction, as the case may be; or

                  (C) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within 10

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                        calendar days after receipt by the Company of written
                        notice from Executive of such breach.

      (g) "Termination for Cause" means the Company's termination of Executive's employment for Cause.

      (h) "Termination without Cause" means the Company's termination of Executive's employment other than a Termination for Cause or a Termination Following a Change in Control.

      (i) "Voluntary Termination" means Executive's termination of Executive's employment for any reason other than as set forth in paragraph 8(f).

      (j) "Voting Stock" means securities entitled to vote generally in the election of directors.

9. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any bonus, stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing would be an "Excess Parachute Payment," within the meaning of
      Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company's independent accountants. The fact that Executive's right to payments or benefits may be reduced by reason of the limitations contained in this paragraph 9 shall not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this paragraph 9, Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this paragraph 9. The Company shall provide Executive with all information reasonably requested by Executive to permit Executive to make such designation. In the event that Executive fails to make such designation within 10 business days of the date on which the Company provides Executive with such information, the Company may effect such reduction in any manner it deems appropriate.

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

10. Executive Representations. Executive represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11. Survival. Subject to any limits on applicability contained therein, paragraph 7 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notices to Executive:

                           1005 Tyler Dr.
                           Newtown Square, Pennsylvania  19073
                           Attn: William J. Bergen

                  Notices to the Company:

                           2 Industrial Way West
                           Eatontown, New Jersey  07724-2202
                           Attn: Chief Financial Officer

                           With a Copy to:

                           Kirtland Capital Partners
                           3201 Enterprise Parkway, Suite 200
                           Beachwood, Ohio  44122
                           Attn: John F. Turben

      or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

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

      Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company's assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18. Choice of Law. This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of New York.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                 PVC Container Corporation

                                                 By: /s/Jeffrey Shapiro
                                                 ----------------------
                                                 Name:  Jeffrey Shapiro
                                                 Title: Chief Financial Officer



                                                         /s/ William J. Bergen
                                                         ---------------------
                                                 Executive - William J. Bergen

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